Exhibit 99.2

BioVie Inc. Announces Pricing of Public Offering

Carson City, Nevada, March 4, 2024 -- BioVie Inc. (NASDAQ: BIVI), (“BioVie” or the “Company”), a clinical-stage company developing innovative drug therapies to treat chronic debilitating conditions including liver disease and neurological and neuro-degenerative disorders, today announced the pricing of its best efforts public offering of 21,000,000 shares of its common stock (or pre-funded warrants (“Pre-funded Warrants”) in lieu thereof) and warrants to purchase up to 10,500,000 shares of common stock at a combined offering price of $1.00 per share (or Pre-funded Warrant) and associated warrant. The warrants will have an exercise price of $1.50 per share and will be immediately exercisable upon issuance for a period of five years following the date of issuance. The gross proceeds to the Company from the offering are expected to be approximately $21 million, before deducting placement agent fees and offering expenses. The Company intends to use the net proceeds from the offering primarily for working capital and general corporate purposes. All of the shares of common stock (or Pre-funded Warrants) and associated warrants are being offered by the Company. The offering is expected to close on March 6, 2024, subject to satisfaction of customary closing conditions.

ThinkEquity is acting as sole placement agent for the offering.

The securities were offered and will be sold pursuant to a shelf registration statement on Form S-3 (File No. 333-274083), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 18, 2023 and declared effective on August 28, 2023. The offering will be made only by means of a written prospectus. A final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC and will be available on its website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained, when available, from the offices of ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BioVie Inc.

BioVie Inc. (NASDAQ: BIVI) is a clinical-stage company developing innovative drug therapies for the treatment of neurological and neurodegenerative disorders and advanced liver disease. In neurodegenerative disease, the Company’s drug candidate NE3107 inhibits inflammatory activation of ERK and NFkB (e.g., TNF signaling) that leads to neuroinflammation and insulin resistance, but not their homeostatic functions (e.g., insulin signaling and neuron growth and survival). Both are drivers of Alzheimer’s and Parkinson’s diseases. The Company conducted and reported efficacy data on its randomized, double-blind, placebo-controlled, parallel-group, multicenter study to evaluate NE3107 in patients who have mild to moderate Alzheimer's disease (NCT04669028). Results of a Phase 2 investigator-initiated trial (NCT05227820) showing NE3107-treated patients experienced improved cognition and biomarker levels were presented at the Clinical Trial in Alzheimer’s Disease annual conference in December 2022. An estimated six million Americans suffer from Alzheimer’s. A Phase 2 study of NE3107 in Parkinson’s disease (NCT05083260) has completed, and data presented at the International Conference on Alzheimer's and Parkinson's Disease and Related Neurological Disorders conference in Gothenburg, Sweden in March 2023 showed significant improvements in “morning on” symptoms and clinically meaningful improvement in motor control in patients treated with a combination of NE3107 and levodopa vs. patients treated with levodopa alone, and no drug-related adverse events. In liver disease, the Company’s Orphan drug candidate BIV201 (continuous infusion terlipressin), with U.S Food and Drug Administration (“FDA”) Fast Track status, is being evaluated and discussed with guidance received from the FDA regarding the design of Phase 3 clinical testing of BIV201 for the treatment of ascites due to chronic liver cirrhosis. The active agent is approved in the U.S. and in about 40 countries for related complications of advanced liver cirrhosis. For more information, visit http://www.bioviepharma.com/.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although BioVie Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to the Company's ability to successfully raise sufficient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability to complete our pre-clinical or clinical studies and to obtain approval for our product candidates, our ability to successfully defend potential future litigation, changes in local or national economic conditions as well as various additional risks, many of which are now unknown and generally out of the Company's control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. BioVie Inc. does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

For Investor Relations Inquiries:

Bruce Mackle

Managing Director, LifeSci Advisors, LLC

bmackle@lifesciadvisors.com

For Media Relations Inquiries:

Melyssa Weible

Managing Partner, Elixir Health Public Relations

mweible@elixirhealthpr.com

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